Exhibit 10.2

CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND PREFERENCES
OF THE
SERIES A CONVERTIBLE PREFERRED STOCK
OF
NASCENT WINE COMPANY, INC.

The undersigned, the Chief Executive Officer of Nascent Wine Company, Inc., a Nevada corporation (the “Company”), in accordance with the provisions of the Nevada Revised Statutes, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, the following resolution creating a series of preferred stock, designated as Series A Convertible Preferred Stock, was duly adopted on June 29, 2007, as follows:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Articles of Incorporation of the Company (the “Articles of Incorporation”), there hereby is created out of the shares of the Company’s preferred stock, par value $0.001 per share, of the Company authorized in Article IV of the Articles of Incorporation (the “Preferred Stock”), a series of Preferred Stock of the Company, to be named “Series A Convertible Preferred Stock,” consisting of Three Million Five Hundred Thousand (3,500,000) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1.             Designation and Rank.  The designation of such series of the Preferred Stock shall be the Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”).  The maximum number of shares of Series A Preferred Stock shall be Three Million Five Hundred Thousand (3,500,000) shares.  The Series A Preferred Stock shall rank senior to the Company’s common stock, par value $0.001 per share (the “Common Stock”), and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series A Preferred Stock (“Junior Stock”).  The Series A Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.  The Series A Preferred Stock shall be issued only pursuant to the Purchase Agreement and upon the exercise of Series A Warrants (the “Series A Warrants”) of the Company issued on July 3, 2007 (the “Original Issue Date”).

2.             Dividends.

(a)           Payment of Dividends.  Commencing on the date of the initial issuance (the “Issuance Date”) of the Series A Preferred Stock and continuing for a period of three (3) years following the Issuance Date, the holders of record of shares of Series A Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and as declared by the Board of Directors, dividends at the rate of fifteen percent (15%) of the stated Liquidation Preference Amount (as defined in Section 4 hereof) per share per annum (the “Dividend Payment”), payable quarterly (unless converted by the holder pursuant to Section 5(a) hereof prior to the date the applicable Dividend Payment is due) on the first business day of March, June, September and December of each year in additional shares of Series A Preferred Stock.

The number of shares of Series A Preferred Stock to be issued to the holder shall be an amount equal to the quotient of (i) the Dividend Payment divided by (ii) the Liquidation Preference Amount (as defined in Section 4 below) per share of the Series A Preferred Stock.  Any shares of Series A Preferred Stock issued as a Dividend Payment shall have piggyback registration rights if not otherwise registered pursuant to an effective registration statement.  In the case of shares of Series A Preferred Stock outstanding for less than a full quarter, dividends shall be pro rated based on the portion of each quarter during which such shares are outstanding.  Dividends on the Series A Preferred Stock shall be cumulative, shall accrue and be payable quarterly.  Dividends on the Series A Preferred Stock are prior and in preference to any declaration or payment of any distribution (as defined below) on any outstanding shares of Junior Stock.  Such dividends shall accrue on each share of Series A Preferred Stock from day to day whether or not earned or declared so that if such dividends with respect to any previous dividend period at the rate provided for herein have not been paid on, or declared and set apart for, all shares of Series A Preferred Stock at the time outstanding, the deficiency shall be fully paid on, or declared and set apart for, such shares on a pro rata basis with all other equity securities of the Company ranking pari passu with the Series A Preferred Stock as to the payment of dividends before any distribution shall be paid on, or declared and set apart for Junior Stock.

(b)           So long as any shares of Series A Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend or make any distribution on any Junior Stock (other than dividends or distributions payable in additional shares of Junior Stock), unless at the time of such dividend or distribution the Company shall have paid all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock.

(c)           In the event of a dissolution, liquidation or winding up of the Company pursuant to Section 4 hereof, all accrued and unpaid dividends on the Series A Preferred Stock shall be payable on the date of payment of the preferential amount to the holders of Series A Preferred Stock. In the event of (i) a mandatory redemption pursuant to Section 9 hereof or (ii) a redemption upon the occurrence of a Major Transaction (as defined in Section 8(c) hereof) or a Triggering Event (as defined in Section 8(d) hereof), all accrued and unpaid dividends on the Series A Preferred Stock shall be payable on the date of such redemption.  In the event of a voluntary conversion pursuant to Section 5(a) hereof, all accrued and unpaid dividends on the Series A Preferred Stock being converted shall be payable on the Voluntary Conversion Date (as defined in Section 5(b)(i) hereof).

(d)           For purposes hereof, unless the context otherwise requires, “distribution” shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of Common Stock or other equity securities of the Company, or the purchase or redemption of shares of the Company (other than redemptions set forth in Section 8 below or] repurchases of Common Stock held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase or upon the cashless exercise of options held by employees or consultants) for cash or property.

(e)           The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of

Common Stock payable in shares of Common Stock in each case subject to adjustment as provided in Section 4(e)(ii)) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Designation and the Articles of Incorporation) the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend (the “Record Date”) or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series A Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Preferred Stock pursuant to this Section 2 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend.  For purposes hereof, the term “dividends” includes any pro rata distribution by the Company, out of funds of the Company legally available therefore, of cash, property, securities (including, but not limited to rights, warrants or options) or other property or assets to the holders of Common Stock, whether or not paid out of capital, surplus or earnings.  The “Series A Original Issue Price” shall mean $8.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

3.             Voting Rights.

(a)           Class Voting Rights.  The Series A Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 3(b) hereof).  So long as any shares of the Series A Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least seventy-five percent (75%) of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series A Preferred Stock vote separately as a class: (i) authorize, create, issue or increase the authorized or issued amount of any class or series of stock, including but not limited to the issuance of any more shares of Preferred Stock, ranking pari passu or senior to the Series A Preferred Stock, with respect to the distribution of assets on liquidation, dissolution or winding up of the Company, the payment of dividends and redemption rights; (ii) amend, alter, change or repeal (or cause to be amended, altered, changed or repealed) the provisions of the Series A Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; (iii) declare, pay dividends or make any other distribution to holders of shares of capital stock or redeem or repurchase or otherwise acquire any shares of capital stock, other than as required by law or by agreements in existence on the date hereof with employees or consultants of the Company requiring or permitting the redemption or repurchase of shares of capital stock; (iv) amend, alter, change or repeal (or cause to be amended, altered, changed or repealed) the Articles of Incorporation or By-Laws of the Company, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; (v) effect any distribution with respect to Junior Stock other than as permitted hereby; (vi) reclassify the Company’s outstanding securities; (vii) voluntarily file for bankruptcy, liquidate the Company’s assets or make an assignment for the benefit of the Company’s creditors or wind-up the affairs of the Company; (viii) materially change the nature of the Company’s business; (ix) increase the number of shares to be reserved for issuance under any compensation plan of the Company; (x) make any loan or enter into any agreements, arrangements or other continuing transactions between (a) the Company or any subsidiary on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company, or any of its subsidiaries, or any person owning any capital stock of the Company or any subsidiary or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder; incur, assume or guarantee any indebtedness for borrowed money; (xi) create, or authorize the creation of, or issue or purchase, or authorize the issuance or purchase of, any equity or debt securities; (xii) enter into any merger, reorganization, consolidation or sale of substantially all of the assets of the Company with another corporation or other entity or other acquisition of the Company; or (xiii) create any subsidiary of the Company; and (xiv) alter or change in any way the compensation of the Company’s senior management.

(b)           General Voting Rights.  The holder of each share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock could be converted for purposes of determining the shares entitled to vote at any regular, annual or special meeting of stockholders of the Company, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

4.             Liquidation Preference.

(a)           In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to the Series A Original Price per share (the “Liquidation Preference Amount”) of the Series A Preferred Stock plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock.  If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount payable to the holders of outstanding shares of the Series A Preferred Stock and any series of Preferred Stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Series A Preferred Stock, then all of said assets will be distributed among the holders of the Series A Preferred Stock and the other classes of stock ranking pari passu with the Series A Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The liquidation payment with respect to each outstanding fractional share of Series A Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series A Preferred Stock.  All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series A Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series A Preferred Stock has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein.  After payment of the full Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series A Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

(b)           A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4.  In the event of the merger or consolidation of the Company with or into another corporation, the Series A Preferred Stock shall maintain its designations, relative powers, preferences and relative and other special rights provided for herein and no merger shall result which is inconsistent therewith.

(c)           Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

5.             Conversion.  The holder of Series A Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)           Right to Convert.  At any time and from time to time on or after the Issuance Date, the holder of any such shares of Series A Preferred Stock may, at such holder’s option and without the payment of additional consideration by the holder thereof elect to convert (a “Conversion”) all or any portion of the shares of Series A Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series A Preferred Stock being converted by (ii) the Conversion Price (as defined in Section 5(d) below) then in effect as of the date of the delivery by such holder of its notice of election to convert.  In the event of a notice of redemption of any shares of Series A Preferred Stock pursuant to Section 8 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.  In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.  In the event of such a redemption or liquidation, dissolution or winding up, the Company shall provide to each holder of shares of Series A Preferred Stock notice of such redemption or liquidation, dissolution or winding up, which notice shall (i) be sent at least fifteen (15) days prior to the termination of the Conversion Rights (or, if the Company obtains lesser notice thereof, then as promptly as possible after the date that it has obtained notice thereof) and (ii) state the amount per share of Series A Preferred Stock that will be paid or distributed on such redemption or liquidation, dissolution or winding up, as the case may be.

(b)           Mechanics of Conversion.  The Conversion of Series A Preferred Stock shall be conducted in the following manner:

(i)            Holder’s Delivery Requirements.  To convert Series A Preferred Stock into full shares of Common Stock on any date (the “Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Company at (619) 661-9735, Attention: Sandro Piancone or to The Law Offices of Gary Agron at (303) 770-7257, Attention: Gary Agron, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Conversion Date the original certificates representing the shares of Series A Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”) and the originally executed Conversion Notice.

(ii)           Company’s Response.  Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder followed by a mailing by certified or registered mail, postage prepaid, return-receipt requested.  Upon receipt by the Company of a copy of the fully executed Conversion Notice, the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within three (3) business days following the date of receipt by the Company of the fully executed Conversion Notice, issue and deliver to the Depository Trust Company (“DTC”) account on the Holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled.  Notwithstanding the foregoing to the contrary, the Company or its Transfer Agent shall only be obligated to issue and deliver the shares to the DTC on a holder’s behalf via DWAC if a registration statement providing for the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock is effective.  If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series A Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock Certificate(s) and at the Company’s expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series A Preferred Stock not converted.

(iii)          Dispute Resolution.  In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall cause its Transfer Agent to promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than two (2) business days after receipt of such holder’s Conversion Notice.  If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one (1) business day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company’s independent, outside accountant.  The Company shall cause the accountant to perform the calculations and notify the Company and the holder of the results no later than seventy-two (72) hours from the time it receives the disputed calculations.  Such accountant’s calculation shall be binding upon all parties absent manifest error.  The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the holder’s calculation was correct, or by the holder, in the event the Company’s calculation was correct, or equally by the Company and the holder in the event that neither the Company’s or the holder’s calculation was correct.  The period of time in which the Company is required to effect conversions or redemptions under this Certificate of Designation shall be tolled with respect to the subject conversion or redemption pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(b)(iii).

(iv)          Record Holder.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v)           Company’s Failure to Timely Convert.  If within three (3) business days of the Company’s receipt of an executed copy of the Conversion Notice (so long as the applicable Preferred Stock Certificates and original Conversion Notice are received by the Company on or before such third business day) (the “Delivery Date”) the Transfer Agent shall fail to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such holder’s conversion of the Series A Preferred Stock or to issue a new Preferred Stock Certificate representing the number of shares of Series A Preferred Stock to which such holder is entitled pursuant to Section 5(b)(ii) (a “Conversion Failure”), in addition to all other available remedies which such holder may pursue hereunder and under the Series A Convertible Preferred Stock Purchase Agreement (the “Purchase Agreement”) among the Company and the initial holders of the Series A Preferred Stock (including, without limitation, indemnification pursuant to Section 6 thereof), the Company shall pay additional damages to such holder on each business day after such third (3rd) business day that such conversion is not timely effected in an amount equal to 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 5(b)(ii) and to which such holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on a timely basis pursuant to Section 5(b)(ii), the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock represented by such Preferred Stock Certificate, as of the last possible date which the Company could have issued such Preferred Stock Certificate to such holder without violating Section 5(b)(ii) and (B) the Closing Bid Price (as defined below) of the Common Stock on the last possible date which the Company could have issued such Common Stock and such Preferred Stock Certificate, as the case may be, to such holder without violating Section 5(b)(ii).  If the Company fails to pay the additional damages set forth in this Section 5(b)(v) within five (5) business days of the date incurred, then such payment shall bear interest at the rate of 2.0% per month (pro rated for partial months) until such payments are made.  The term “Closing Bid Price” shall mean, for any security as of any date, the last closing bid price of such security on the OTC Bulletin Board or other quotation venue or principal exchange on which such security is traded as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc.  If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding shares of Series A Preferred Stock.

(vi)          Buy-In Rights.  In addition to any other rights available to the holders of Series A Preferred Stock, if the Company fails to cause its Transfer Agent to transmit to the holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of the Series A Preferred Stock on or before the Delivery Date, and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of the shares of Common Stock issuable upon conversion of Series A Preferred Stock which the holder anticipated receiving upon such conversion (a “Buy-In”), then the Company shall (1) pay in cash to the holder the amount by which (x) the holder’s total purchase price (including, without limitation, brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of Series A Preferred Stock that the Company was required to deliver to the holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the holder, either reinstate the shares of Series A Preferred Stock and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder.  For example, if the holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay to the holder $1,000. The holder shall provide the Company written notice indicating the amounts payable to the holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company.  Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series A Preferred Stock as required pursuant to the terms hereof.

(c)           Intentionally Omitted.

(d)           Conversion Price.

(i)            The term “Conversion Price” shall mean $0.40, subject to adjustment under Section 5(e) hereof.  Notwithstanding any adjustment hereunder, at no time shall the Conversion Price be greater than $0.40 per share except if it is adjusted pursuant to Section 5(e)(i).

(ii)           Notwithstanding the foregoing to the contrary, if during any period (a “Black-out Period”), a holder of Series A Preferred Stock is unable to trade any Common Stock issued or issuable upon conversion of the Series A Preferred Stock immediately due to the postponement of filing or delay or suspension of effectiveness of the Registration Statement or because the Company has otherwise informed such holder of Series A Preferred Stock that an existing prospectus cannot be used at that time in the sale or transfer of such Common Stock (provided that such postponement, delay, suspension or fact that the prospectus cannot be used is not due to factors solely within the control of the holder of Series A Preferred Stock or due to the Company exercising its rights under Section 3(n) of the Registration Rights Agreement (as defined in the Purchase Agreement)), such holder of Series A Preferred Stock shall have the option but not the obligation on any Conversion Date within ten (10) trading days following the expiration of the Black-out Period of using the Conversion Price applicable on such Conversion Date or any Conversion Price selected by such holder of Series A Preferred Stock that would have been applicable had such Conversion Date been at any earlier time during the Black-out Period or within the ten (10) trading days thereafter.

(e)           Adjustments of Conversion Price.

(i)            Adjustments for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the Original Issue Date, effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased.  If the Company shall at any time or from time to time after the Original Issue Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased.  Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii)           Adjustments for Certain Dividends and Distributions.  If the Company shall at any time or from time to time after the Original Issue Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion

Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1)           the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and
(2)           the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii)          Adjustment for Other Dividends and Distributions.  If the Company shall at any time or from time to time after the Original Issue Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series A Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(e)(iii) with respect to the rights of the holders of the Series A Preferred Stock; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series A Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(iv)          Adjustments for Reclassification, Exchange or Substitution.  If the Common Stock issuable upon conversion of the Series A Preferred Stock at any time or from time to time after the Original Issue Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(e)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(e)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion

Price or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v)           Adjustments for Reorganization, Merger, Consolidation or Sales of Assets.  If at any time or from time to time after the Original Issue Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(e)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(e)(iv)), or a merger or consolidation of the Company with or into another corporation where the holders of outstanding voting securities prior to such merger or consolidation do not own over 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Company’s properties or assets to any other person (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from Organic Change.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(e)(v) with respect to the rights of the holders of the Series A Preferred Stock after the Organic Change to the end that the provisions of this Section 5(e)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series A Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi)          Adjustments for Issuance of Additional Shares of Common Stock.  In the event the Company, shall, at any time from time to time, issue or sell any additional shares of Common Stock (except as provided in the foregoing subsections (i) through (v) of this Section 5(e) with respect to Common Stock Equivalents (hereafter defined) granted or issued prior to the Original Issue Date) or pursuant to subsection (viii) below) (“Additional Shares of Common Stock”), without consideration or at a consideration per share less than the Conversion Price then in effect, then upon and concurrently with each such issuance or deemed issuance the Conversion Price shall be reduced to the consideration per share received by the Company for such issuance or deemed issuance of Additional Shares of Common Stock.

(vii)         Issuance of Common Stock Equivalents. The provisions of this Section 5(e)(vii) shall apply if (a) the Company, at any time after the Original Issue Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), other than the Series A Preferred Stock, or (b) any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the “Common Stock Equivalents”) shall be issued or sold.  If the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Common Stock

Equivalent shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each such issuance or amendment shall be adjusted as provided in the first sentence of subsection (vi) of this Section 5(e).  No adjustment shall be made to the Conversion Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Security or Common Stock Equivalent where an adjustment to the Conversion Price was made as a result of the issuance or purchase of any Convertible Security or Common Stock Equivalent.

(viii)        Consideration for Stock.  In case any shares of Common Stock or Convertible Securities other than the Series A Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold:

(1)           in connection with any merger or consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefore shall be, deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or
(2)           in the event of any consolidation or merger of the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation.  If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock.  In the event any consideration received by the Company for any securities consists of property other than cash, the fair market value thereof at the time of issuance or as otherwise applicable shall be as determined in good faith by the Board of Directors of the Company.  In the event Common Stock is issued with other shares or securities or other assets of the Company for consideration which covers both, the consideration computed as provided in this Section (5)(e)(viii) shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Company.

(ix)           Record Date.  In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(x)            Certain Issues Excepted.  Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment to the Conversion Price upon (i) securities issued (other than for cash) in connection with a merger, acquisition, or consolidation, (ii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the date of the Purchase Agreement or issued pursuant to the Purchase Agreement (so long as the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the holders), (iii) securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital, (iv) Common Stock issued or the issuance or grants of options to purchase Common Stock pursuant to the Company’s stock option plans and employee stock purchase plans outstanding as they exist on the date of the Purchase Agreement so long as approved by the Company’s Board of Directors, and (v) any warrants issued to the placement agent and its designees for the transactions contemplated by the Purchase Agreement.

(f)            No Impairment.  The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 5 by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.  In the event a holder shall elect to convert any shares of Series A Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless (i) an order from the Securities and Exchange Commission prohibiting such conversion or (ii) an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series A Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such holder in an amount equal to 120% of the Liquidation Preference Amount of the Series A Preferred Stock such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

(g)           Certificates as to Adjustments.  Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series A Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon written request of the holder of such affected

Series A Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series A Preferred Stock.  Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(h)           Issue Taxes.  The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(i)            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company.  The Company will give written notice to each holder of Series A Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public.  The Company will also give written notice to each holder of Series A Preferred Stock at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(j)            Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round the number of shares to be issued upon conversion up to the nearest whole number of shares.

(k)           Reservation of Common Stock.  The Company shall, so long as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock equal to at least one hundred twenty percent (120%) of the aggregate number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the shares of Series A Preferred Stock then outstanding.  The initial number of shares of Common Stock reserved for conversions of the Series A Preferred Stock and any increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each holder of record at the time of issuance of the Series A Preferred Stock or increase in the number of reserved shares, as the case may be.  In the event a holder shall sell or otherwise transfer any of such holder’s shares of Series A Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor.    Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series A Preferred Stock shall be allocated to the remaining holders of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such holder.

(l)            Retirement of Series A Preferred Stock.  Conversion of Series A Preferred Stock shall be deemed to have been effected on the Conversion Date.  Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered as required by Section 5(b)(ii).

(m)          Regulatory Compliance.  If any shares of Common Stock to be reserved for the purpose of conversion of Series A Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6.             No Preemptive Rights.  Except as provided in Section 5 hereof and in the Transaction Documents (as defined in the Purchase Agreement), no holder of the Series A Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7.             Intentionally Omitted.

8.             Redemption.

(a)           Redemption Option Upon Major Transaction.  In addition to all other rights of the holders of Series A Preferred Stock contained herein, simultaneous with the occurrence of a Major Transaction (as defined below), each holder of Series A Preferred Stock shall have the right, at such holder’s option, to require the Company to redeem all or a portion of such holder’s shares of Series A Preferred Stock at a price per share of Series A Preferred Stock equal to one hundred ten percent (110%) of the Liquidation Preference Amount, plus any accrued but unpaid dividends and liquidated damages (the “Major Transaction Redemption Price”); provided that the Company shall have the sole option to pay the Major Transaction

Redemption Price in cash or shares of Common Stock.  If the Company elects to pay the Major Transaction Redemption Price in shares of Common Stock, the price per share shall be based upon the Conversion Price then in effect on the day preceding the date of delivery of the Notice of Redemption at Option of Buyer Upon Major Transaction (as hereafter defined) and the holder of such shares of Common Stock shall have demand registration rights with respect to such shares.

(b)            Redemption Option Upon Triggering Event.  In addition to all other rights of the holders of Series A Preferred Stock contained herein, after a Triggering Event (as defined below), each holder of Series A Preferred Stock shall have the right, at such holder’s option, to require the Company to redeem all or a portion of such holder’s shares of Series A Preferred Stock at a price per share of Series A Preferred Stock equal to one hundred twenty percent (120%) of the Liquidation Preference Amount, plus any accrued but unpaid dividends and liquidated damages the “Triggering Event Redemption Price” and, collectively with the “Major Transaction Redemption Price,” the “Redemption Price”); provided that with respect to the Triggering Events described in clauses (i), (ii), (iii) and (vii) of Section 8(d), the Company shall have the sole option to pay the Triggering Event Redemption Price in cash or shares of Common Stock; and provided, further, that with respect to the Triggering Event described in clauses (iv), (v) and (vi) of Section 8(d), the Company shall pay the Triggering Event Redemption Price in cash.  If the Company elects to pay the Triggering Event Redemption Price in shares of Common Stock in accordance with this Section 8(b), the price per share shall be based upon the Conversion Price then in effect on the day preceding the date of delivery of the Notice of Redemption at Option of Buyer Upon Triggering Event and the holder of such shares of Common Stock shall have demand registration rights with respect to such shares.

(c)           “Major Transaction”.  A “Major Transaction” shall be deemed to have occurred at such time as any of the following events:

(i)            the consolidation, merger or other business combination of the Company with or into another Person (other than (A) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (B) a consolidation, merger or other business combination in which holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities).

(ii)           the sale or transfer of more than 50% of the Company’s assets other than inventory in the ordinary course of business in one or a related series of transactions; or

(iii)          closing of a purchase, tender or exchange offer made to the holders of more than fifty percent (50%) of the outstanding shares of Common Stock in which more than fifty percent (50%) of the outstanding shares of Common Stock were tendered and accepted.

(d)           “Triggering Event”.  A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i)            so long as any shares of Series A Preferred Stock are outstanding, the effectiveness of the Registration Statement, after it becomes effective, (i) lapses for any reason (including, without limitation, the issuance of a stop order) and such lapse continues for a period of twenty (20) consecutive trading days, or (ii) is unavailable to the holder of the Series A Preferred Stock for sale of the shares of Common Stock, and such lapse or unavailability continues for a period of twenty (20) consecutive trading days, and the shares of Common Stock into which such holder’s Series A Preferred Stock can be converted cannot be sold in the public securities market pursuant to Rule 144(k) under the Securities Act of 1933, as amended (“Rule 144(k)”), provided that the cause of such lapse or unavailability is not due to factors solely within the control of such holder of Series A Preferred Stock.

(ii)           the suspension from listing or trading, without subsequent listing on any one of, or the failure of the Common Stock to be listed or traded on at least one of, the OTC Bulletin Board, the Nasdaq National Market, the Nasdaq Capital Market, the New York Stock Exchange, Inc. or the American Stock Exchange, Inc., for a period of five (5) consecutive trading days;

(iii)          the Company’s notice to any holder of Series A Preferred Stock, including by way of public announcement, at any time, of its inability to comply (including, without limitation, for any of the reasons described in Section 9) or its intention not to comply with proper requests for conversion of any Series A Preferred Stock into shares of Common Stock; or

(iv)          the Company’s failure to comply with a Conversion Notice tendered in accordance with the provisions of this Certificate of Designation within ten (10) business days after the receipt by the Company of the Conversion Notice and the Preferred Stock Certificates; or

(v)           the Company deregisters its shares of Common Stock and as a result such shares of Common Stock are no longer publicly traded; or

(vi)          the Company consummates a “going private” transaction and as a result the Common Stock is no longer registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended; or

(vii)         the Company breaches any representation, warranty, covenant or other term or condition of the Purchase Agreement, this Certificate of Designation or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby or hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in the Purchase Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of a least ten (10) business days.

(e)           Mechanics of Redemption at Option of Buyer Upon Major Transaction.  No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Major Transaction”) to each holder of Series A Preferred Stock.  At any time after receipt of a Notice of Major Transaction (or, in the event a Notice of Major Transaction is not delivered at least ten (10) days prior to a Major Transaction, at any time within ten (10) days prior to a Major Transaction), any holder of Series A Preferred Stock then outstanding may require the Company to redeem, effective immediately prior to the consummation of such Major Transaction, all of the holder’s Series A Preferred Stock then outstanding by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Buyer Upon Major Transaction”) to the Company, which Notice of Redemption at Option of Buyer Upon Major Transaction shall indicate (i) the number of shares of Series A Preferred Stock that such holder is electing to redeem and (ii) the applicable Major Transaction Redemption Price, as calculated pursuant to Section 8(a) above.

(f)            Mechanics of Redemption at Option of Buyer Upon Triggering Event.  Within one (1) business day after the Company obtains knowledge of the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to each holder of Series A Preferred Stock.  At any time after the earlier of a holder’s receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of Series A Preferred Stock then outstanding may require the Company to redeem all of the Series A Preferred Stock by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Buyer Upon Triggering Event”) to the Company, which Notice of Redemption at Option of Buyer Upon Triggering Event shall indicate (i) the number of shares of Series A Preferred Stock that such holder is electing to redeem and (ii) the applicable Triggering Event Redemption Price, as calculated pursuant to Section 8(b) above.

(g)           Payment of Redemption Price.  Upon the Company’s receipt of a Notice(s) of Redemption at Option of Buyer Upon Triggering Event or a Notice(s) of Redemption at Option of Buyer Upon Major Transaction from any holder of Series A Preferred Stock, the Company shall immediately notify such holder of Series A Preferred Stock by facsimile of the Company’s receipt of such Notice(s) of Redemption at Option of Buyer Upon Triggering Event or Notice(s) of Redemption at Option of Buyer Upon Major Transaction and each holder which has sent such a notice shall promptly submit to the Company such holder’s Preferred Stock Certificates which such holder has elected to have redeemed.  Other than with respect to the Triggering Event described in clause (iv) of Section 8(d), the Company shall have the sole option to pay the Redemption Price in cash or shares of Common Stock in accordance with Sections 8(a) and (b) and Section 9 of this Certificate of Designation.  The Company shall deliver the applicable Major Transaction Redemption Price immediately prior to the consummation of the Major Transaction; provided that a holder’s Preferred Stock Certificates shall have been so delivered to the Company; provided further that if the Company is unable to redeem all of the Series A Preferred Stock to be redeemed, the Company shall redeem an amount from each holder of Series A Preferred Stock being redeemed equal to such holder’s pro-rata amount (based on the number of shares of Series A Preferred Stock held by such holder relative to the number of shares of Series A Preferred Stock outstanding) of all Series A Preferred Stock being redeemed.  If the Company shall fail to redeem all of the Series A Preferred Stock submitted for redemption (other than pursuant to a dispute as to the arithmetic calculation of the Redemption Price), in addition to any remedy such holder of Series A Preferred Stock may have under this Certificate of Designation and the Purchase Agreement, the applicable Redemption Price payable in respect of such unredeemed Series A Preferred Stock shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full.  Until the Company pays such unpaid applicable Redemption Price in full to a holder of shares of Series A Preferred Stock submitted for redemption, such holder shall have the option (the “Void Optional Redemption Option”) to, in lieu of redemption, require the Company to promptly return to such holder(s) all of the shares of Series A Preferred Stock that were submitted for redemption by such holder(s) under this Section 8 and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the “Void Optional Redemption Notice”).  Upon the Company’s receipt of such Void Optional Redemption Notice(s) and prior to payment of the full applicable Redemption Price to such holder, (i) the Notice(s) of Redemption at Option of Buyer Upon Major Transaction or Notice(s) of Redemption at Option of Buyer Upon Triggering Event (as applicable) shall be null and void with respect to those shares of Series A Preferred Stock submitted for redemption and for which the applicable Redemption Price has not been paid and (ii) the Company shall immediately return any Series A Preferred Stock submitted to the Company by each holder for redemption under this Section 8(d) and for which the applicable Redemption Price has not been paid and (iii) the Conversion Price of such returned shares of Series A Preferred Stock shall be adjusted to the lesser of (A) the Conversion Price and (B) the lowest Closing Bid Price during the period beginning on the date on which the Notice(s) of Redemption of Option of Buyer Upon Major Transaction or Notice(s) of Redemption of Option of Buyer Upon Triggering Event is delivered to the Company and ending on the date on which the Void Optional Redemption Notice(s) is delivered to the Company; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.  A holder’s delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice other than interest payments.  Payments provided for in this Section 8 shall have priority to payments to other stockholders in connection with a Major Transaction.

(h)           Demand Registration Rights.  If the Redemption Price upon the occurrence of a Major Transaction or a Triggering Event is paid in shares of Common Stock and such shares have not been previously registered on a registration statement under the Securities Act, a holder of Series A Preferred Stock may make a written request for registration under the Securities Act pursuant to this Section 8(h) of all of its shares of Common Stock issued upon such Major Transaction or Triggering Event.  The Company shall use its reasonable best efforts to cause to be filed and declared effective as soon as reasonably practicable (but in no event later than the ninetieth (90th) day after such holder’s request is made) a registration statement under the Securities Act, providing for the sale of all of the shares of Common Stock issued upon such Major Transaction or Triggering Event by such holder.  The Company agrees to use its reasonable best efforts to keep any such registration statement continuously effective for resale of the Common Stock for so long as such holder shall request, but in no event shall the Company be required to maintain the effectiveness of such registration statement later than the date that the shares of Common Stock issued upon such Major Transaction or Triggering Event may be offered for resale to the public pursuant to Rule 144(k).

(i)            Holder’s Redemption Option.  In addition to all other rights of the holders of Series A Preferred Stock contained herein, on any date that is at least five (5) years following the Issuance Date (“Redemption Option Date”), each holder of Series A Preferred Stock shall have the right, at such holder’s option, to require the Company to redeem all or a portion of such holder’s shares of Series A Preferred Stock (the “Redemption Option”) at a price per share of Series A Preferred Stock equal to one hundred percent (100%) of the Liquidation Preference Amount, plus any accrued but unpaid dividends and liquidated damages.  The Holder shall exercise the Redemption Option by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption Option”) to the Company five (5) days prior to the Redemption Option Date, which Notice of Redemption Option shall indicate (i) the number of shares of Series A Preferred Stock that such holder is electing to redeem and (ii) the applicable Holder’s Redemption Option Price.  For purposes hereof, “VWAP” shall mean, for any date, (i) the daily volume weighted average closing price of the Common Stock for such date on the OTC Bulletin Board as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (ii) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iii) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company.  If, upon the Company’s receipt of a Notice of Redemption Option, the Company cannot redeem the number of holder’s shares of Series A Preferred Stock indicated on such notice, than the holder shall have the option to appoint additional members (“Additional Designees”) to the Board of the Directors, which the Company shall appoint no later than thirty (30) days following the receipt of the Notice of Redemption Option, such that such Additional Designees plus the Purchaser Designees (as defined in the Purchase Agreement) shall comprise the majority of the members of the Board of Directors of the Company.

9.             Inability to Fully Convert.

(a)           Holder’s Option if Company Cannot Fully Convert.  If, upon the Company’s receipt of a Conversion Notice, the Company cannot issue shares of Common Stock registered for resale under the Registration Statement for any reason, including, without limitation, because the Company (w) does not have a sufficient number of shares of Common Stock authorized and available, (x) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities from issuing all of the Common Stock which is to be issued to a holder of Series A Preferred Stock pursuant to a Conversion Notice or (y) subsequent to the effective date of the Registration Statement, fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder’s Conversion Notice and pursuant to Section 5(b)(ii) above and, with respect to the unconverted Series A Preferred Stock, the holder, solely at such holder’s option, can elect, within five (5) business days after receipt of notice from the Company thereof to:

(i)            require the Company to redeem from such holder those Series A Preferred Stock for which the Company is unable to issue Common Stock in accordance with such holder’s Conversion Notice (“Mandatory Redemption”) at a price per share equal to the Major Transaction Redemption Price as of such Conversion Date (the “Mandatory Redemption Price”); provided that the Company shall have the sole option to pay the Mandatory Redemption Price in cash or shares of Common Stock;

(ii)           if the Company’s inability to fully convert Series A Preferred Stock is pursuant to Section 9(a)(y) above, require the Company to issue restricted shares of Common Stock in accordance with such holder’s Conversion Notice and pursuant to Section 5(b)(ii) above;

(iii)          void its Conversion Notice and retain or have returned, as the case may be, the shares of Series A Preferred Stock that were to be converted pursuant to such holder’s Conversion Notice (provided that a holder’s voiding its Conversion Notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice); or

(iv)          exercise its Buy-In rights pursuant to and in accordance with the terms and provisions of Section 5(b)(vi) hereof.

(b)           Mechanics of Fulfilling Holder’s Election.  The Company shall immediately send via facsimile or overnight courier to a holder of Series A Preferred Stock, upon receipt of an original or facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 9(a) above, a notice of the Company’s inability to fully satisfy such holder’s Conversion Notice (the “Inability to Fully Convert Notice”).  Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder’s Conversion Notice, (ii) the number of Series A Preferred Stock which cannot be converted and (iii) the applicable Mandatory Redemption Price.  Such holder shall notify the Company of its election pursuant to Section 9(a) above by delivering written notice via facsimile to the Company (“Notice in Response to Inability to Convert”).

(c)           Payment of Redemption Price.  If such holder shall elect to have its shares redeemed pursuant to Section 9(a)(i) above, the Company shall pay the Mandatory Redemption Price to such holder within thirty (30) days of the Company’s receipt of the holder’s Notice in Response to Inability to Convert, provided that prior to the Company’s receipt of the holder’s Notice in Response to Inability to Convert the Company has not delivered a notice to such holder stating, to the satisfaction of the holder, that the event or condition resulting in the Mandatory Redemption has been cured and all Conversion Shares issuable to such holder can and will be delivered to the holder in accordance with the terms of Section 2(g).  If the Company shall fail to pay the applicable Mandatory Redemption Price to such holder on a timely basis as described in this Section 9(c) (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Redemption Price), in addition to any remedy such holder of Series A Preferred Stock may have under this Certificate of Designation and the Purchase Agreement, such unpaid amount shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full.  Until the full Mandatory Redemption Price is paid in full to such holder, such holder may (i) void the Mandatory Redemption with respect to those Series A Preferred Stock for which the full Mandatory Redemption Price has not been paid, (ii) receive back such Series A Preferred Stock, and (iii) require that the Conversion Price of such returned Series A Preferred Stock be adjusted to the lesser of (A) the Conversion Price and (B) the lowest Closing Bid Price during the period beginning on the Conversion Date and ending on the date the holder voided the Mandatory Redemption.

(d)           Pro-rata Conversion and Redemption.  In the event the Company receives a Conversion Notice from more than one holder of Series A Preferred Stock on the same day and the Company can convert and redeem some, but not all, of the Series A Preferred Stock pursuant to this Section 9, the Company shall convert and redeem from each holder of Series A Preferred Stock electing to have Series A Preferred Stock converted and redeemed at such time an amount equal to such holder’s pro-rata amount (based on the number shares of Series A Preferred Stock held by such holder relative to the number shares of Series A Preferred Stock outstanding) of all shares of Series A Preferred Stock being converted and redeemed at such time.

10.           Vote to Change the Terms of or Issue Preferred Stock.  The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock (in addition to any other corporate approvals then required to effect such action), shall be required (a) for any change to this Certificate of Designation or the Company’s Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Stock or (b) for the issuance of shares of Series A Preferred Stock other than pursuant to the Purchase Agreement.

11.           Lost or Stolen Certificates.  Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series A Preferred Stock into Common Stock.

12.           Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series A Preferred Stock and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

13.           Specific Shall Not Limit General; Construction.  No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.  This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series A Preferred Stock and shall not be construed against any person as the drafter hereof.

14.           Failure or Indulgence Not Waiver.  No failure or delay on the part of a holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

15.           Demand Registration Rights for Additional Registrable Securities.

(a)           Solely with respect to the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock issuable upon exercise of the Series A Warrants (the “Additional Registrable Securities”) of the Company, a holder may make a written request to the Company (a “Demand Notice”) for registration under the Securities Act (a “Demand Registration”), pursuant to this Section 15 of all of its Registrable Securities; provided, however, that the Company shall not be obligated to effect more than two Demand Registrations pursuant to this Section 15 (which registration shall be made on Form SB-2, or a successor form thereto, if available for use by the Company).  The Company shall use its reasonable best efforts to file a registration statement under the Securities Act providing for the resale of all of the Additional Registrable Securities within thirty (30) days following delivery of the Demand Notice (the “Filing Date”) and have it declared effective within ninety (90) days following delivery of the Demand Notice (the “Effectiveness Date”).  The Company agrees to use its reasonable best efforts to keep any such registration statement continuously effective for resale of the Additional Registrable Securities for so long as a holder shall request, but in no event shall the Company be required to maintain the effectiveness of such registration statement later than the date that the Additional Registrable Securities may be offered for resale to the public pursuant to Rule 144(k) (the “Effectiveness Period”).

(b)           A holder may, at any time prior to the effective date of the registration statement relating to such registration, revoke such request by providing a written notice to the Company revoking such request.  If a holder shall revoke any demand for registration or such Demand Registration otherwise fails to become effective as a result of any action or inaction by such holder, a holder shall count such revoked demand as one completed demand for registration pursuant to this Section 15.

(c)           A Demand Registration requested pursuant to this Section 15 will not be deemed to have been effected unless the registration statement relating thereto has become effective under the Securities Act and remained effective for a period of ninety (90) days following the effective date of such registration statement.

(d)           The Company and the holder of the Series A Preferred Stock agree that the holder will suffer damages if the registration statement is not filed on or prior to the Filing Date and not declared effective by the SEC on or prior to the Effectiveness Date.  The Company and the Holder further agree that it would not be feasible to ascertain the extent of such damages with precision.  Accordingly, if (A) the registration statement is not filed on or prior to the Filing Date, or (B) the registration statement is not declared effective by the SEC on or prior to the Effectiveness Date, or (C) the Company fails to file with the SEC a request for acceleration in accordance with Rule 461 promulgated under the Securities Act within three (3) business days of the date that the Company is notified (orally or in writing, whichever is earlier) by the SEC that a registration statement will not be “reviewed,” or not subject to further review, or (D) the registration statement is filed with and declared effective by the SEC but thereafter ceases to be effective at any time prior to the expiration of the Effectiveness Period, or (E) trading in the Common Stock shall be suspended or if the Common Stock is no longer quoted on or delisted from the principal exchange on which the Common Stock is then traded for any reason for more than three (3) business days in the aggregate (any such failure or breach being referred to as an “Event,” and for purposes of clauses (A) and (B) the date on which such Event occurs, or for purposes of clause (C) the date on which such three (3) business day period is exceeded, or for purposes of clause (D) after more than fifteen (15) business days, or for purposes of clause (E) the date on which such three (3) business day period is exceeded, being referred to as “Event Date”), the Company shall pay an amount as liquidated damages to the Holder, payable in cash, equal to one and one-half percent (1.5%) of the aggregate Warrant Price paid pursuant to the exercise of Series A Warrant for each calendar month or portion thereof thereafter from the Event Date until the applicable Event is cured; provided, however, that in no event shall the amount of liquidated damages payable at any time and from time to time to any Holder pursuant to this Section 13(d) exceed an aggregate of fifteen percent (15%) of the aggregate Warrant Price paid pursuant to the exercise of this Warrant.  Liquidated damages payable by the Company pursuant to this Section 13(d) shall be payable on the first (1st) business day of each thirty (30) day period following the Event Date.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 30th day of June, 2007.

NASCENT WINE COMPANY, INC.

By:	/s/ Sandro Piancone
	Name:	Sandro Piancone
	Title:	Chief Executive Officer

EXHIBIT I

NASCENT WINE COMPANY, INC.
CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series A Preferred Stock of Nascent Wine Company, Inc. (the “Certificate of Designation”).  In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of Nascent Wine Company, Inc., a Nevada corporation (the “Company”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

The Common Stock have been sold pursuant to the Registration Statement: YES ☐ NO ☐

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock
to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:
Title:
Dated: